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                                                                   EXHIBIT 11.02

                            Nuwave Technologies, Inc.
             Computation of Earnings (Loss) Per Share under SAB #64

                                               Three Months  Six Months
                                                  ended       ended
                                               June 30 1996 June 30 1996


                              Net Loss              (870255)   (1429771)
                                                    -------    --------

Computation of the weighted average shares outstanding for the three months and six months ended June 30 1996

Common stock outstanding at June 30 1996            2405000     2405000


Add:
Stock options issued in July, September, and
November 1995, and March 1996                        253500      253500
Series A Convertible Preferred Stock Issued in
July and August 1995                                 600000      600000
                                                    -------    --------

          Weighted average number of shares         3258500     3258500
                                                    -------    --------

          Net loss per share                         ($0.27)    ($0.44)
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